February 10, 2016

AFH Holding and Advisory, LLC

9525 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

Attention: Amir F. Heshmatpour, Managing Director

Dear Amir:

Reference is made to the Amended and Restated Letter of Intent dated May 7, 2014 (as previously amended, the “LOI”), among Bone Biologics Corporation (the “Company”) Musculoskeletal Transplant Foundation and AFH Holding and Advisory, LLC (“AFH”) pursuant to which, among other things, the Company agreed that, for the consideration contemplated therein, AFH Advisory and its affiliated entities, individuals or assignees (collectively the “AFH Group”) will be entitled to 10% of the outstanding shares of common stock of the Company (the “Initial Share Adjustment”) after giving effect to the PIPE (which includes the private placement for $3,750,000 currently being conducted by the Company (the “Current Private Placement”)). All capitalized terms not defined in this letter shall have the meaning ascribed to them in the LOI. The Company recognizes that, at the time the LOI was entered into, it was not anticipated that certain events in addition to the PIPE would dilute directly or indirectly the interest of AFH Group as stockholders of the Company, including the Ninth Amendment to the License Agreement with the Regents of the University of California and the possible issuance of the Company’s Common Shares pursuant to the Professional Services Agreement with each of Dr. Chia Soo, Dr. Ben Wu, and Dr. Eric Ting.

Accordingly, in recognition of the obligations under the LOI and to assure that the Initial Share Adjustment obligation is met, and will be adhered to, by Company to AFH, the Company agrees to issue to AFH 1,260,255 restricted shares of the Company’s common stock (the “Shares”). The Shares shall be fully paid and earned, fully vested and non-assessable. To the greatest extent possible, and subject to applicable laws, regulations and compliance with other agreements, the Company agrees to report and characterize the Shares as an anti-dilution claw-back adjustment of equity in connection with prior transactions. The Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and therefore, cannot be resold unless they are registered under the Act and applicable state securities laws or unless an exemption from such registration requirement is available.

321 Columbus Ave., Suite 300, Boston, MA 02116

Bone Biologics Corporation

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In this connection, AFH represents that it is acquiring the Shares for investment purposes and not with a view to, or for resale in connection with, any distribution thereof. AFH is an accredited investor as such term is defined in Rule 501 of Regulation D under the Act. The certificate evidencing the Shares shall bear a restricted legend. The Company agrees that AFH shall have demand and piggy-back registration rights with respect to the Shares on terms at least as favorable as any other demand or piggy-back registration rights heretofore provided AFH by the Company.

In consideration for the Company’s agreement to issue the Shares, AFH acknowledges and agrees that, for purposes of calculating the Initial Share Adjustment:

(a) no further adjustment shall be made after the date hereof, except for any remaining securities to be issued in the PIPE or upon the exercise of warrants in connection with or concurrently with the PIPE, and

(b) AFH Group shall be deemed to own 6,037,020 shares calculated as follows:

●	At the time of the reverse merger, AFH Group held 3,909,602 shares of Common Stock, and warrants to purchase 525,000 shares of Common Stock which shall be included in the calculation;

●	867,163 shares of Common Stock were issued to AFH pursuant to that certain letter agreement, dated August 12, 2015 which shall be included in the calculation;

●	1,260,255 shares of Common Stock anticipated to be issued in this agreement which shall be included in the calculation;

●	915,614 shares of Common Stock and a warrant to purchase 158,229 shares of Common Stock issued to AFH on October 28, 2015 shall not be included in the calculation;

●	Warrants to purchase 949,367 shares of Common Stock transferred to AFH from Hankey Capital, Inc. shall not be included in the calculation; and

●	An aggregate of 51,670,459 shares are deemed outstanding calculated on a fully diluted basis after giving effect to this agreement but before the Current Private Placement

The parties confirm that LOI remains in full force and effect according to its original terms. The Company represents and warrants that the 6,037,020 shares currently equals 12.7% of the fully-diluted shares of the Company.

Bone Biologics Corporation

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Please execute and return to the undersigned a copy of this letter evidencing AFH’s agreement with the foregoing.

Very truly yours,

Bone Biologics Corporation

By:
Stephen LaNeve,
Chief Executive Officer

AGREED TO:

AFH Holding and Advisory, LLC

By:
Amir F. Heshmatpour
Managing Director